DOCKET NO. ______________

APPLICATION OF SOUTHWESTERN        )
PUBLIC SERVICE COMPANY REGARDING   )    PUBLIC UTILITY COMMISSION
PROPOSED BUSINESS COMBINATION      )
WITH PUBLIC SERVICE COMPANY        )            OF TEXAS
OF COLORADO                        )






                           APPLICATION

                                of



               SOUTHWESTERN PUBLIC SERVICE COMAPNY






                         November 9, 1995





                    DOCKET NO. ______________

APPLICATION OF SOUTHWESTERN   	   )
PUBLIC SERVICE COMPANY REGARDING   )    PUBLIC UTILITY COMMISSION
PROPOSED BUSINESS COMBINATION      )
WITH PUBLIC SERVICE COMPANY        )            OF TEXAS
OF COLORADO                        )


        APPLICATION OF SOUTHWESTERN PUBLIC SERVICE COMPANY
          REGARDING PROPOSED BUSINESS COMBINATION WITH
                PUBLIC SERVICE COMPANY OF COLORADO
     SOUTHWESTERN PUBLIC SERVICE COMPANY ("SPS") files this Application pursuant to Section 1.251 of the Texas Public Utility Regulatory Act of 1995 ("PURA"). SPS proposes to combine with PUBLIC SERVICE COMPANY OF COLORADO ("PSCo") whereby both utilities will become wholly-owned subsidiaries of M-P New Co. This Application seeks (1) a determination by the Public Utility Commission of Texas ("PUCT") that the proposed transaction is consistent with the public interest, and (2) approval of the proposed regulatory plan. In support of its Application, SPS shows the following:

     JURISDICTION.

     SPS is a public utility under Sections 1.004 and 2.0011(1) of PURA. The PUCT has jurisdiction over this matter pursuant to Sections 1.101, 1.251, and 2.201 of PURA.

I.   PARTIES AFFECTED.

     SPS and its customers are the only parties who will be affected by granting the requested relief.

II.  IDENTITY OF PARTIES TO THE TRANSACTION.

     A.  SPS

     SPS is a public utility incorporated in New Mexico. Its principal business is the generation, transmission, distribution, and sale of electricity. SPS serves approximately one million people in a 52,000-square-mile area encompassing eastern and southeastern New Mexico, the south plains and Panhandle of Texas, the Oklahoma Panhandle, and southwestern Kansas. SPS also makes wholesale sales of electricity.

     SPS has two wholly owned subsidiaries: Utility Engineering Corporation ("UEC") and Quixx Corporation ("QUIXX"). UEC provides engineering services and construction management to utilities and a variety of other industries. Quixx invests in non-utility power generation projects and other non-regulated businesses that are consistent with SPS s experience and expertise. These subsidiaries represent approximately 5 percent of the consolidated total assets of SPS.

     At the end of fiscal 1995, SPS and its subsidiaries owned total property, plant, and equipment assets of $1.6 billion, had total revenues of $889 million, and a consolidated net income of $119 million. QUIXX and UEC accounted for approximately
$55 million of these total revenues, which are reflected in other income and deductions on SPS's income statement. Also at that time, SPS had 2,022 employees in its utilities operations with 187 additional employees in its subsidiary operations. SPS maintains its corporate headquarters in Amarillo, Texas, with division offices in Roswell, New Mexico, and Amarillo and Lubbock, Texas.

     SPS is regulated by the municipalities it serves in Texas, the PUCT, the New Mexico Public Utility Commission ("MPUC"), and the Corporation Commissions of Oklahoma and Kansas for its electric facilities, rates, accounts, services, and issuance of
securities.   It is also regulated by the Federal Energy
Regulatory Commission ("FERC") for wholesale electric sales and transmission services.

     For purposes of this proceeding, SPS's representatives are as follows:
                    Gerald J. Diller
                    Vice President, Rates and Regulation
                    David T. Hudson
                    Manager of Rate and Economic Research
                    Tyler at 6th, Suite 2002
                    Amarillo, Texas 79101
                    (806) 378-2822; FAX (806) 378-2820

                    Jerry Shackelford, Esq.
                    Hinkle, Cox, Eaton, Coffield & Hensley, P.L.L.C.
                    P.O. Box 9238
                    1700 Bank One Center
                    Amarillo, Texas 79105-9238
                    (806) 372-5569; FAX (806) 372-9761

     B.  PSCo

     PSCo is an operating utility incorporated in Colorado. Its principal business is the generation, purchase, transmission, distribution, and sale of electricity, and the purchase, transmission, distribution, sale, and transportation of natural gas. PSCo provides electricity, gas, or both in an area having an estimated population of 2.8 million, of whom approximately 2.1 million are in the Denver metropolitan area. PSCo's operations are wholly in Colorado.

     PSCo owns all of the capital stock of Cheyenne Light, Fuel and Power Company ("Cheyenne"), an electric and gas utility operating principally in Cheyenne, Wyoming. Cheyenne's assets make up approximately 1.4 percent of the consolidated assets of PSCo. Cheyenne has approximately 33,000 electric customers and 26,000 gas customers. PSCo also owns a number of non-utility subsidiaries which represent approximately 6.9 percent of the consolidated assets of PSCo, including e prime, inc., created in January 1995 to offer energy related products and services to energy-using customers and to selected segments of the utility industry. A list of the subsidiaries of SPS and PSCo is attached as Schedule DRB-1 to Doyle Bunch's direct testimony.

     At the end of 1994, PSCo and its subsidiaries owned property, plant, and equipment assets totalling $3.3 billion. Total revenues were $2.1 billion from electric, gas, and other operations with a net income of $170 million. Also at that time, PSCo and its subsidiaries employed 5,160 persons, of whom approximately 370 were transferred to an outside company in February 1995 as part of an agreement to out-source the company's information technology systems and network infrastructure. PSCo maintains its corporate offices in Denver, Colorado.

     PSCo is regulated by the Colorado Public Utility Commission ("CPUC") for its facilities, rates, accounts, services, and issuance of securities. It is also regulated by the FERC for its wholesale electric operations and the transportation of natural gas in interstate commerce. PSCo is also subject to regulation by the Nuclear Regulatory Commission for decommissioning its Fort St. Vrain Nuclear Electric Generating Station, which PSCo is now in the process of converting to a 471 MW gas-fueled combined-cycle facility. Additionally, Cheyenne, is regulated by the Wyoming Public Service Commission ("WPSC").

     C.   M-P New Co.

     M-P New Co. is a Delaware corporation which was created to become a holding company for SPS, PSCo, and their respective subsidiaries following the business combination. After the business combination is completed, M-P New Co. will operate as a public utility holding company registered under the Public Utility Holding Company Act of 1935 ("PUHCA"). Prior to that, M-P New Co. will have no operations except for activities related to completing the business combination. The principal executive offices of M-P New Co. are located at 1225 Seventeenth Street, Denver, Colorado 80202.

III. APPLICABLE SECTION OF PURA.

     SPS files this Application in accordance with Section 1.251 of PURA. This section provides in part:

          Sec. 1.251.  REPORT OF SALE, MERGER, ETC.;
          INVESTIGATION, DISALLOWANCE OF TRANSACTION.

               (b)  All transactions involving the sale
                    of 50 percent or more of the stock
                    of a public utility shall also be
                    reported to the commission within a
                    reasonable time.  On the filing of
                    report with the commission, the
                    commission shall investigate the
                    same with or without public hearing
                    to determine whether the action is
                    consistent with the public
                    interest.  In reaching its
                    determination, the commission shall
                    take into consideration the
                    reasonable value of the property,
                    facilities, or securities to be
                    acquired, disposed of, merged,
                    transferred, or consolidated and
                    whether such a transaction will
                    adversely affect the health or
                    safety of customers or employees,
                    result in the transfer of jobs of
                    Texas citizens to workers domiciled
                    outside the State of Texas, or
                    result in the decline of service,
                    that the public utility will
                    receive consideration equal to the
                    reasonable value of the assets when
                    it sells, leases, or transfers
                    assets, and that the transaction is
                    consistent with the public
                    interest.

     As a public utility regulated by the PUCT, SPS is required by Section 1.251(b) to report its plan to combine with another public utility or to sell 50 percent or more of its stock. The proposed business combination of SPS and PSCo includes transactions covered by PURA Section 1.251(b). SPS requests that the PUCT determine that the combination is consistent with the public interest. Also, SPS has completed the form promulgated by the PUCT, which is required whenever a utility is involved in a sale, transfer, or merger. This form is attached as Application Schedule-1.

     If the business combination is approved consistent with the agreement between the companies, SPS will continue to operate as a public utility in Texas and remain under the regulatory authority of the PUCT. However, it will do so as a subsidiary of the registered public utility holding company, temporarily named M-P New Co., subject to the jurisdiction of the Securities and Exchange Commission ("SEC") under the PUHCA. Thus, following the business combination, SPS will continue to be a public utility under PURA Section 2.0011(1).

IV.  THE PROPOSED BUSINESS COMBINATION.

     On August 22, 1995, SPS and PSCo entered into an Agreement and Plan of Reorganization ("Agreement") to engage in a business combination as peer firms in a "merger of equals." This Agreement presents the representations and warranties of the two companies, the structure of the combination, and the required conditions precedent to closing. The Agreement is attached as Schedule DRB-2 to Doyle Bunch's direct testimony.

     Pursuant to the Agreement, SPS and PSCo have formed a Delaware corporation, temporarily named M-P New Co., that upon consummation of the combination will serve as a publicly traded holding company registered under the PUHCA. The Articles of Incorporation of M-P New Co. are attached as Schedule DRB-3 to Doyle Bunch's direct testimony. Upon receipt of all regulatory and stockholder approvals, M-P New Co. will form two wholly owned subsidiaries, one a New Mexico corporation ("SPS Merger Corp.") and the other a Colorado corporation ("PSCo Merger Corp.").

     SPS Merger Corp. and PSCo Merger Corp. will simultaneously merge with and into SPS and PSCo, respectively. SPS and PSCo will survive the mergers as wholly owned separate operating utility subsidiaries of M-P New Co. Cheyenne and WestGas Interstate, currently subsidiaries of PSCo, will also become separate utility subsidiaries of M-P New Co. Additionally, two more subsidiaries will be created. A service company subsidiary will be organized to provide services to the subsidiaries of M-P New Co. Also, a subsidiary will be formed to hold the shares of most of the existing non-utility subsidiaries of PSCo and SPS. Some subsidiaries of PSCo will be retained under PSCo because their primary purpose is tied to PSCo, and also to take into account certain tax considerations. An organizational chart of M-P New Co. is attached as Schedule DRB-4 to Doyle Bunch's direct testimony.

     A Board of Directors will be elected for M-P New Co., which will be made up of 14 directors, 8 to be designated by PSCo and 6 by SPS. Mr. Bill D. Helton, currently Chairman of the Board and Chief Executive Officer of SPS, will become Chairman of the Board and Chief Executive Officer of the holding company. Mr. Wayne H. Brunetti, currently President and Chief Operating Officer of PSCo, will become President, Chief Operating Officer, and Vice Chairman of the Board of Directors of the holding company. The corporate offices of the holding company and PSCo will be maintained in Denver, Colorado, with SPS's corporate offices remaining in Amarillo, Texas.

     The testimony of witnesses filed in support of this Application at times refers to the proposed business combination as the "merger of SPS and PSCo." The term "merger" is used for the sake of convenience, and not as a technical legal description of the business combination. As explained above and in the supporting testimony, SPS and PSCo will not merge into one another, but will reorganize as wholly owned subsidiaries of a registered public utility holding company.

V.   SHAREHOLDER APPROVALS.

     A joint proxy statement and prospectus will be provided to all shareholders of SPS and PSCo explaining the proposed business combination and announcing a meeting of shareholders to be held on January 31, 1996. The purpose of the proxy statement and prospectus is to solicit the vote of shareholders to approve the business combination, which is recommended by both SPS's and PSCo's Boards of Directors. For SPS, approval of the business combination requires an affirmative vote by two-thirds of all holders of common and preferred stock, each voting as a separate class. For PSCo, approval of the business combination by shareholders requires an affirmative vote by two-thirds of all eligible holders of PSCo common and preferred stock voting together as a single class.

VI.  REGULATORY APPROVAL NEEDED.

     At the state level, SPS needs regulatory approval in Texas, New Mexico, and Kansas. The PUCT must find that the business combination is consistent with the public interest. The NMPUC must find that the business combination is not contrary to the public interest. These authorities must also give satisfactory approval of the regulatory plans proposed by SPS. Additionally, the Kansas Corporation Commission must authorize the issuance of common stock by SPS to M-P New Co.

     PSCo needs state regulatory approval in Colorado and Wyoming. The CPUC must find that the business combination is not contrary to the public interest. The CPUC must also give satisfactory approval to the Colorado regulatory plan proposed by PSCo. The WPSC, which has jurisdiction over PSCo's subsidiary, Cheyenne, must approve the reorganization of Cheyenne.

     At the federal level, approval to combine facilities is required by the FERC for both SPS and PSCo. SPS and PSCo must file information with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Nuclear Regulatory Commission approval may be required for PSCo to transfer the license for its on-site fuel storage facility at the Fort St. Vrain Nuclear Electric Generating Station from its current ownership to PSCo as a subsidiary of the holding company.

     Also at the federal level, M-P New Co. must register its securities to be issued to the existing shareholders of SPS and PSCo with the SEC. After the business combination, M-P New Co. must also register with the SEC as a holding company under the PUHCA.

VII. BENEFITS OF THE BUSINESS COMBINATION.

     SPS believes that the business combination with PSCo will provide opportunities to achieve benefits for shareholders and customers that would not be available if the two companies remain as separate enterprises. SPS and PSCo have estimated a potential net savings of $770 million to be achieved over a ten-year period as the result of the business combination. The savings are expected to be derived through labor reductions, reduced operation and maintenance costs, reductions in corporate and administrative programs, reduced fuel cost and non-fuel purchases, economies of scale, deferral of future electric generating capacity, and joint dispatch opportunities. The construction of a tie line between the existing transmission systems of the two utilities will be necessary to accomplish some of these synergies. The estimated cost of the tie line has been deducted from the savings figure cited above.

     Benefits that SPS and PSCo expect to realize from the business combination include:

          Competitive Rates and Services - SPS's
          customers will enjoy rates lower than they would have been otherwise and better service over the long term because of this business combination. SPS and PSCo will be able to meet the challenges of the increasingly competitive environment in the utility industry more effectively than either standing alone.

          Increased Size and Stability - As a larger entity, SPS's shareholders and customers will benefit over the long term from the combined entities' greater financial strength and financial flexibility. SPS will be better able to take advantage of future strategic opportunities and to reduce exposure to economic changes in any segment of its business.

          Diversification of Service Territory - The combined service territories of SPS and PSCo will be larger and more geographically diverse than the independent service territories of either entity, reducing exposure to changes in economic, competitive, or climatic conditions in any given sector of the combined service territory. In addition, the more rapid economic growth currently experienced in the PSCo service territory provides opportunities to take advantage of low-cost generating options.

          More Economical Use of Generation Capacity -
          PSCo and SPS expect to add generation
          capacity in the next decade. Construction of a transmission line linking SPS and PSCo territories will permit joint operation with a resulting lower generation capacity requirement. This will allow SPS and PSCo to defer capital expenditures to construct additional generation capacity and to dispatch generation assets more economically.

          Purchasing Savings - The larger entities will have improved bargaining position in the purchase of fuel, supplies, equipment, and material, thus lowering costs.

          Complementary Diversification Programs - SPS and PSCo each have complementary, non-regulated subsidiary businesses. As a stronger financial entity, M-P New Co. will be able to manage and pursue these subsidiary businesses more efficiently and effectively through access to lower-cost capital and efficiencies achievable through greater size.

          Complementary Operational Functions - The combination of SPS, a low-cost power producer with recognized expertise in engineering services, wholesale power marketing, and non-utility generation products, and PSCo, with expertise in customer-service applications, energy services, and natural gas utility operations, will allow SPS to offer its customers a more complete menu of service options and a better operational balance.

          Complementary Management - The managements of
          SPS and PSCo have complementary strengths which provide a strong, capable management team. In addition, the companies have comparable corporate cultures committed to providing quality service and a future vision for customer expectations which will allow the efficient integration of the corporations and least cost planning. The business combination will maximize the potential for utilizing the strengths of SPS and PSCo.

          Reduced Administrative Costs - It is
          anticipated that by combining staff functions there will be fewer employees than the current total at PSCo and SPS. To the extent possible, these work-force reductions will be accomplished through hiring freezes, normal attrition, and early retirement programs. In addition, savings in areas such as insurance, legal, audit, and consulting fees will be realized.

VIII.     EFFECTS ON CUSTOMERS, EMPLOYEES, AND QUALITY OF
          SERVICE.

     Customers will benefit from the reduced costs of capital resulting from the financially stronger company. Strong credit quality and diminished needs for external financing will reduce capital costs. Additionally, efficiencies will be created as a direct result of the business combination and from the combined expertise of the two companies. The efficiencies will produce cost reductions that will allow SPS to achieve lower rates than otherwise would have been possible in the long term, thus making SPS more competitive. Improved and expanded services will also be more readily available for our existing customers and for the new customers SPS hopes to attract. Also, customers will benefit from the common utilization of assets, deferred capital expenditures, and improved utilization of available generation.

     Finally, SPS is agreeing to hold its customers harmless from net cost increases resulting from the business combination over the five-year transition period.

     A broad range of opportunities will be created for SPS's employees, both immediately and over the long term. A larger corporation will create access to future job openings in each subsidiary. A financially stronger company will create access to future job openings as new business opportunities are pursued. The effectiveness of the combined companies and the ability to compete in the increasingly competitive electric industry will translate into greater opportunities and rewarding challenges for SPS's employees.

     In the short term, SPS's employee reductions will create the efficiencies necessary to make SPS more competitive. To the extent possible, these reductions will be achieved through a hiring freeze, normal attrition, and voluntary early retirement programs. The total reduction in employees at SPS and PSCo is targeted at approximately 550-600.

     Some employees may be relocated as a result of consolidating staff functions in Denver and in Amarillo. The movement of employees between these locations will be kept to a minimum. However, needed operations, maintenance, and service employees will continue to be maintained at each of the operating companies.

     SPS consistently ranks as one of the least-cost providers of electric service in the nation. Additionally, SPS's customers enjoy a high quality of service. SPS is dedicated to continuing its practice of providing inexpensive, high-quality service. The business combination will not result in a decline in the overall quality of service to SPS's customers.

     Additionally, SPS has a very good record for customer and employee health and safety. After the business combination, SPS intends to maintain its policy of providing its employees a safe place to work and its customers the best, safest electric service possible.

IX.  EFFECT ON STAKEHOLDERS.

     Overall, SPS's stakeholders: its customers, employees, regulators, communities, and investors, will benefit from this business combination. The benefits listed above will translate into a better company. A larger, stronger company will provide stability and flexibility to give market-staying power with competitive prices. SPS and PSCo are committed to achieving all the benefits listed previously. SPS's dedication in the past to its customers, investors, employees, and communities will only be strengthened by the business combination with PSCo.

X.   PROPOSED REGULATORY PLAN.

     The Agreement between SPS and PSCo to combine their operations is conditioned upon receiving regulatory approval from the PUCT as well as from all other regulatory authorities with jurisdiction over this transaction. The business combination will achieve savings that will benefit SPS's customers.

     Because a transaction of this significance cannot be undertaken if doubt exists about whether it will ultimately receive regulatory authorization, this Application seeks prior regulatory approval of the terms and conditions of the transaction that SPS and PSCo have agreed upon.

     SPS has developed a regulatory plan, in which it proposes the following: (1) a five-year transition period for the business combination; (2) a 50-50 sharing between SPS and its customers of the non-fuel and non-purchased power operation and maintenance expense savings over the five-year transition period;
(3) amortization of SPS's cost to complete the business combination over the five-year transition period; (4) an experimental performance-based ratemaking plan which incorporates a return-on-equity adder as a function of performance; and (5) SPS's customers held harmless from net cost increases resulting from the business combination during the five-year transition period.

     After the five-year transition period, customers will receive the full operation and maintenance expense savings resulting from the business combination through the traditional ratemaking process.

XI.  NOTICE.

     The proposed combination of SPS and PSCo has received widespread publicity in SPS's service area. Nonetheless, SPS believes that publication of notice regarding this proceeding is appropriate. SPS proposes to publish notice once a week for four consecutive weeks in a newspaper of general circulation in each county in SPS's Texas service area. Additionally, SPS will provide direct notice to its Texas customers by bill inserts.
The form of notice which SPS proposes is attached as Application
Schedule-2.

XII. REQUEST FOR PROTECTIVE ORDER.

     SPS anticipates that it may need to furnish, either in workpapers or in responses to Requests for Information, highly sensitive and confidential information, the disclosure of which to third parties would either place SPS, PSCo, or both at a severe competitive disadvantage or cause SPS or PSCo to violate contractual confidentiality obligations. SPS has provided a proposed Protective Order, attached as Application Schedule-3. The proposed Protective Order is similar to the order entered in Docket No. 14499. SPS requests that the Presiding Officer enter a protective order in this docket that reflects the same terms as set forth in Application Schedule-3.

XIII.     REQUESTED PUCT ACTION.

     SPS seeks the PUCT's determination that the proposed combination of SPS and PSCo is consistent with the public interest. SPS also requests the PUCT's approval of the proposed regulatory plan and determination that it is just and reasonable. Because of the benefits this transaction will produce for its customers and shareholders, SPS requests that the PUCT issue a final and appealable order containing the requested determinations no later than September 4, 1996.

     WHEREAS, PREMISES CONSIDERED, SPS requests that the PUCT review this Application for the proposed combination of SPS and PSCo and determine that this transaction is consistent with the public interest, that the regulatory plan proposed by SPS is just and reasonable, and that the PUCT undertake its investigation of the proposed transaction expeditiously and make its final determinations no later than September 4, 1996, so that the proposed transaction can be consummated and the benefits of the savings resulting from SPS's combination with PSCo can be implemented as soon as possible.


                         Respectfully submitted,
                         HINKLE, COX, EATON, COFFIELD
                         & HENSLEY, P.L.L.C.



                         By:
                              Jerry F. Shackelford
                              Texas Bar No. 18070000
                              Steven D. Arnold
                              Texas Bar No. 01345480
                              Bradley G. Bishop
                              Texas Bar No. 00790308

                         1700 Bank One Center (zip 79101)
                         P.O. Box 9238
                         Amarillo, Texas 79105-9238
                         (806) 372-5569
                         FAX (806) 372-9761

                         ATTORNEYS FOR SOUTHWESTERN PUBLIC
                         SERVICE COMPANY


                      APPLICATION SCHEDULE-1

                                to

        APPLICATION OF SOUTHWESTERN PUBLIC SERVICE COMPANY
          REGARDING PROPOSED BUSINESS COMBINATION WITH
                PUBLIC SERVICE COMPANY OF COLORADO


                      COMMISSION-PROMULGATED
            APPLICATION FOR SALE, TRANSFER, OR MERGER


PUBLIC UTILITY COMMISSION OF TEXAS                (Commission Use Only)
7800 Shoal Creek Blvd., Suite 450N                Docket No.
__________
Austin, Texas 78757                               File No.____________
(512) 458-0100

            APPLICATION FOR SALE, TRANSFER, OR MERGER

This Form should be used by public utilities for:

     1) seeking authority to sell, assign, or lease a Certificate of Convenience and Necessity or any rights obtained under a certificate;

     2) reporting the sale, acquisition, lease, or rental by or to any public utility of any plant as an operating system or unit for a total consideration in excess of $100,000;

     3) reporting the merger or consolidation of two or more public utilities; and

     4) reporting the purchase by one public utility of voting stock in another public utility.

See Sections 2.261, 1.251, and 1.252 of the Public Utility
Regulatory Act of 1995, S.B. 319, and 373, 74th Leg., R.S. 1995.

1.   Subject of report:

     _____ Sale, transfer, or lease of an entire Certificate of Convenience and Necessity

     _____ Sale, transfer, or lease of a portion of Applicant's service area or facilities to which it is certificated (including certificate rights)

     _____ Sale, transfer, or lease of a utility plant as an operating system or unit for more than $100,000
               (including certificate rights)

       X       Merger or consolidation of public utilities [PURA
               Section 1.251(b)]

     Although many of the questions are not applicable to this transaction, this form is completed to the extent possible.

     _____ Purchase by a public utility of voting stock in another public utility

List all counties in which the utility's service area will be affected by this transaction:

     Not applicable.


2.   Applicant:  Southwestern Public Service Company ("SPS").

     Mark one:

       X       Applicant holds Certificate of Convenience and
               Necessity No. 30153.

     _____ Applicant does not hold a certificate from the Public Utility Commission.

     The Applicant is the:

     _____     Seller (transferor or lessor)

     _____     Purchaser (transferee or lessee)

       X       One of the merging or consolidating utilities

     _____     Other (please explain)
               _______________________________________________

_________________________________________________________________

     Business Address         		     Business Telephone
     6th & Tyler Streets, P.O. Box 1261      (806) 378-2121
      (Street Address must be entered here;  (Area Code-Number)
      P.O. Box may also be entered)

      Amarillo                      Potter        Texas 79170
     (City)                        (County)       (State & Zip Code)

3.   Applicant is a(n) New Mexico corporation
                    (Individual, Partnership, Corporation,
                    Cooperative, Corporation, Water Supply
                    Corporation, Political Subdivision,
                    Municipally Owned Utility)

4. If applicable, list the names, addresses, and offices of all partners or all officers of Applicant.

     Officers:

     Bill D. Helton, Chairman of the Board and Chief Executive Officer David M. Wilks, President and Chief Operating Officer
     Doyle R. Bunch, II, Executive Vice President,
        Accounting and Corporate Development
     Kenneth L. Ladd, Jr., Senior Vice President
     John L. Anderson, Vice President, Personnel
     Robert D. Dickerson, Secretary and Treasurer
     Gerald J. Diller, Vice President, Rates and Regulation
     Gary L. Gibson, Vice President, Marketing
     Henry M. Hamilton, Vice President, Production
     Carl E. Jeans, Vice President, Management Systems
     John McAfee, Vice President, Engineering and Operations
     Mary Pullum, Assistant Secretary

     The address for each of the officers is 6th and Tyler
     Streets, P.O. Box 1261, Amarillo, TX 79170.

5. If applicable, list names, addresses, and positions of Applicant's five largest shareholders.

     SPS's Five Largest Shareholders:

     (1)  Cede & Co.
          7 Hanover Street
          Bowling Green Station
          New York, New York 10005-2808

     (2)  Steak & Co.
          c/o Boatmen's First National Bank of Amarillo
          ATTN: Trust Department
          Box 1331
          Amarillo, Texas 79180-0001

     (3)  Palo & Co.
          First National Bank of Amarillo
          ATTN: Trust Department
          P.O. Box 500409
          St. Louis, Missouri 63150-0409

     (4)  Ameritrust - Company Agent for Dividend Reinvestment
          Plan Participants
          P.O. Box 6477
          Cleveland, Ohio 44101-1477

     (5)  Kray & Co.
          One Financial Place
          440 South LaSalle Street
          Chicago, Illinois 60605-1000

6. Applicant designates the following person to be contacted with respect to any question regarding filing:

     Gerald J. Diller
     Vice President, Rates and Regulations
     David T. Hudson
     Manager of Rate and Economic Research
     Southwestern Public Service Company
     600 S. Tyler, Suite 2002
     Amarillo, Texas 79101
     (806) 378-2822; FAX (806) 378-2820

7.   If Applicant is represented by an attorney:

     Jerry F. Shackelford
     Hinkle, Cox, Eaton, Coffield & Hensley
     1700 Bank One Center
     P.O. Box 9238
     Amarillo, Texas 79105-9238
     (806) 372-5569; FAX (806) 372-9761

8. Does Applicant presently have a tariff on file with the Commission?

       X       Yes.  If Yes, date of filing: September 23, 1993

     _____ No. If No, attach a written schedule of present rates and services. (Use forms or format required by Commission's Tariff Clerk.)

9. Please indicate the proposed effect of this transaction on rates to be charged affected customers:

       X All customers will be charged the same rates as they were charged before the transaction. See additional explanation below.

     _____ (Some) (all) customers will be charged different rates than they were charged before the transaction. If so, please explain.

          _______________________________________________________
          _______________________________________________________


     _____ Applicant intends to file with the Commission an application to change rates of (some) (all) of its customers as a result of this transaction. If so, please explain:__________________________________________
               __________________________________________________

     _____     Other.  Please explain.

     The rates that SPS's customers are charged will not increase as a result of this business combination. To the contrary, the savings created by the business combination of SPS and Public Service Company of Colorado will ultimately result in rates for SPS's customers that will be lower than they would have been without the business combination. Furthermore, the regulatory plan SPS is asking this Commission to approve includes a commitment by SPS to hold its customers harmless from net cost increases as a result of the business combination over a five-year transition period following the business combination.

10.  Other party to this transaction:

     Public Service Company of Colorado ("PSCo")
     1225 17th Street
     Denver, Colorado 80202
     (303) 294-8989

     _____ The other party holds Certificate of Convenience and Necessity No. _______.

       X The other party does not hold a Certificate of Convenience and Necessity.

     The other party is the:

     _____     Seller (transferor or lessor)

     _____     Purchaser (transferee or lessee)

       X       One of the merging or consolidating utilities

     _____     Other (please
               explain)__________________________________________
               _________________________________________________

     Business Address                   Business Telephone
     1225 17th Street                   (303) 294-8989
     (Street Address must be entered here;   (Area Code-Number)
     P.O. Box may also be entered)

     Denver              Denver         Colorado 80202
     (City)              (County)       (State & Zip Code)

     If there are more than two parties to this transaction, please attach sheets providing the information required in Questions No. 9 through 16 for each party.

11.  Other party is a(n) Colorado corporation
                    (Individual, Partnership, Corporation,
                    Cooperative, Corporation, Water Supply
                    Corporation, Political Subdivision,
                    Municipally Owned Utility)

12. If applicable, list the names, addresses, and offices of all partners or all officers of other party.

     Officers

     D. D. Hock              Chairman of the Board and Chief Executive Officer
     Wayne E. Brunetti       President and Chief Operating Officer
     Richard C. Kelly        Senior Vice President of Finance,
                             Treasurer, and Chief Financial
                             Officer
     Patricia T. Smith       Senior Vice President and General Counsel
     W. Wayne Brown          Controller and Secretary
     A. Clegg Crawford       Vice President, Engineering and Operations Support

     Ross C. King        Vice President, Gas and Electric Distribution
     Earl E. McLaughlin, Jr.  Vice President, Retail Energy Services
     Ralph Sargent, III       Vice President, Production and Systems Operations
     Marilyn E. Taylor        Vice President, Human Resources

     The address for each of the officers is 1225 17th Street, Denver, Colorado 80202, (303) 294-8989

13. If applicable, list names, addresses and positions of other party's five largest shareholders.

     PSCo's Five Largest Shareholders:

     (1)  CEDE & Co.
          c/o Depository Trust Co.
          P.O. Box 20
          Bowling Green Station
          New York, New York 10276

     (2)  Stanley & Co.
          c/o Public Service Company of Colorado
          P.O. Box 860
          Denver, Colorado 80201

     (3)  Dentru & Co.
          Norwest Bank
          1700 Broadway
          Denver, Colorado 80274

     (4)  Kray & Co.
          One Financial Plaza
          440 S. Leslie
          Chicago, Illinois 60605

     (5)  Philadep & Co.
          1900 Market Street, 2nd Floor
          Philadelphia, Pennsylvania 19103

14. The other party designates the following person to be contacted with respect to any question regarding filing:

     Fredric C. Stofel
     Manager, Rates and Regulatory Affairs
     Public Service Company of Colorado
     1225 17th Street
     Denver, Colorado 80202
     (303) 294-2013

15.  If the other party has retained an engineer:

     Not applicable.

     The PUCT should be informed of any change of engineer prior to the completion of a project in progress.

16.  If the other party is represented by an attorney:

     William M. Dudley
     Associate General Counsel
     Public Service Company of Colorado
     Suite 600
     P.O. Box 840
     Denver, Colorado 80201-0840
     (303) 294-2500

17. List all neighboring utilities, cities, political subdivisions, or other parties directly affected by this application. (Use separate sheet if needed).

     Not applicable.

     Applicant represents to the Public Utility Commission that each of the above parties and all other parties to this transaction were notified of the nature of this application and its filing with the Commission, and that each of the above parties by that notification has an opportunity to protest the application (See page 9). Other parties to this transaction have been furnished copies of this application.

18. Please describe the nature of the transaction. Indicate if it involves the transfer of certificated facilities and/or service area.

     The proposed transaction is the business combination of SPS and PSCo.

     On August 22, 1995, SPS and PSCo entered into an Agreement and Plan of Reorganization ("Agreement") to engage in a business combination as peer firms in a merger of equals. This Agreement presents the representations and warranties of the two companies, the structure of the business combination and the required conditions precedent to closing. The Agreement is attached as Schedule DRB-2 to Doyle Bunch's direct testimony.

     Pursuant to the Agreement, SPS and PSCo have formed a Delaware corporation, temporarily named M-P New Co., that upon consummation of the reorganization will serve as a publicly traded holding company under the Public Utility Holding Company Act of 1935. The Articles of Incorporation of M-P New Co. are attached as Schedule DRB-3 to Doyle Bunch's direct testimony. Upon receipt of all regulatory and stockholder approvals, M-P New Co. will form two wholly owned subsidiaries, one a New Mexico corporation ("SPS Merger Corp.") and the other a Colorado corporation ("PSCo Merger Corp.").

     SPS Merger Corp. and PSCo Merger Corp. will simultaneously merge with and into SPS and PSCo, respectively. SPS and PSCo will survive the mergers as wholly owned separate operating utility subsidiaries of M-P New Co. Cheyenne Light, Fuel and Power Company and WestGas Interstate, currently subsidiaries of PSCo, will also become separate utility subsidiaries of M-P New Co. Additionally, two more subsidiaries will be created. A service company subsidiary will be organized to provide services to the subsidiaries of M-P New Co. Also, a subsidiary will be formed to hold the shares of most of the existing non-utility subsidiaries of PSCo and SPS. An organizational chart of M-P New Co. is attached as Schedule DRB-4 to Doyle Bunch's direct testimony.

     A Board of Directors will be elected for M-P New Co., which will be made up of 14 directors, 8 to be designated by PSCo and 6 by SPS. Mr. Bill D. Helton, currently Chairman of the Board and Chief Executive Officer of SPS, will become Chairman of the Board and Chief Executive Officer of the holding company. Mr. Wayne H. Brunetti, currently President and Chief Operating Officer of PSCo, will become President, Chief Operating Officer, and Vice Chairman of the Board of Directors of the holding company. The corporate offices of the holding company and PSCo will be maintained in Denver, Colorado, with SPS's corporate offices remaining in Amarillo, Texas.

     This transaction does not involve the transfer of certificated facilities and/or service areas.

19. If the transaction involves the transfer of certificated facilities and/or service area, please describe the qualifications of the purchaser (or transferee) to provide adequate utility service.

     Not applicable.

20.  State the purchase price $    Not applicable    and/or the
     other consideration for the transaction:

     Neither SPS nor PSCo is "purchasing" the other. This business combination is a "merger of equals." The common stockholders of SPS and PSCo will exchange their shares for common stock in M-P New Co., the newly formed holding company. The rate of exchange for common stock is as follows: each share of PSCo's stock will be converted to a right to receive one share of M-P New Co. stock. Each share of SPS's stock will be converted to a right to receive 95 percent of one share of M-P New Co. stock. This conversion ratio was negotiated between SPS and PSCo and approved by their respective directors.

21. If applicable, state the original cost of plant to be sold or merged, as recorded on books of Seller (or merging companies):

     Not applicable. As explained in No. 20, this transaction does not involve the purchase of assets; it entails the exchange of SPS's current stock for stock in M-P New Co., the newly formed holding company. The cost of electric plant as shown on SPS's books will not be changed as a result of the transaction.

22. If applicable, state the amount of accumulated depreciation and the date of acquisition:

     Not applicable.  See response to No. 21.

23. If applicable, state the amount recorded as plant acquisition adjustment on books of selling company(ies):
     $____________________________________________________<F1>


     Not applicable. SPS does not contemplate recording an acquisition adjustment as a result of this business combination.


24. Complete the following proposed entries in books of purchasing (or surviving) company to record purchase (or merger):

     Utility plant in service
     ___________________________________________

     Plant acquisition adjustment
     ___________________________________________

    Extraordinary loss on purchase______________
   _____________________________________________

       Accumulated depreciation plant
   ___________________________________________
       Cash
   ___________________________________________
       Notes payable
   ___________________________________________
       Mortgage payable
   ___________________________________________
       Other list
   ___________________________________________

     (Additional entries may be made - the above are suggested only and are not intended to pose descriptive limitations)

     Not applicable.  See testimony of Robert D. Dickerson.

25. If utility plant in service is traded for utility plant in service, give details of original cost - accumulated depreciation, and reasons for or justification of the trade:


     Not applicable.  See testimony of Robert D. Dickerson.

26. Provide analysis of tax consequences in transaction and recognition given in books of parties concerned:

     The business combination is structured to qualify as a tax-free exchange as described in Section 351 of the Internal Revenue Code. Assuming the business combination qualifies, no gain or loss will be recognized by SPS or PSCo as a result of this business combination.

27. Describe type of plant facilities, and number of connections affected by this application.

     No plant facilities or connections in SPS's Texas service territory will be affected by this transaction.
     See response to No. 18.

28. Describe the location of plant facilities involved in this application with respect to streets, highways, cities, known landmarks, water courses, coordinates of transmitter sites, etc.:

     Not applicable.  See response to No. 27.

29. Regarding the utility being sold, provide details of the following:

     a.   Planned or needed capital improvements;
     b.   Estimated cost of such improvements;
     c. Whether required to make such improvements by a federal or state agency;
     d.   Any time limits imposed for such improvements.

     Not applicable.

30. Please describe anticipated impact of this transaction on the quality of utility service. Please explain anticipated changes in quality of service.

     The high quality of service enjoyed by SPS's customers will continue, if not improve, as a result of this business combination. The business combination is expected to produce a financially stronger, more competitive company. As a result, the only anticipated change would be an enhancement of SPS's quality of service.

31. If a merger or combination is sought by this application, please provide the following:
     a.   A balance sheet for each entity;
     b.   An income statement for each entity;
     c.   Articles of Incorporation of a newly created entity;
     d. A preliminary prospectus if stock of a newly created entity is to be publicly held.


          ____________________

          <F1> Note:  Applicant is advised that under present Commission policy total recovery of plant acquisition adjustment in subsequent rate proceedings is not assured, but is dependent upon certain factors in a rate case.


     a. The balance sheets for each entity are attached as Schedule RDD-1 to Robert D. Dickerson's direct testimony.
     b. The income statements for each entity are attached as Schedule RDD-1 to Robert D. Dickerson's direct testimony.
     c. The Articles of Incorporation of M-P New Co. is attached as Schedule DRB-3 to Doyle Bunch's direct testimony.
     d.   No prospectus is available at this time.

     If the Affiant to this form is any person other than the
     sole owner, partner, officer of the applicant or its
     attorney, a properly verified Power of Attorney must be
     enclosed.                 OATH

STATE OF TEXAS      :
                    :
COUNTY OF POTTER    :

     I, DAVID T. HUDSON, being duly sworn, file this application as Manager of Rate and Economic Research (indicate relationship to Applicant, that is, owner, member of partnership, title as officer of corporation, or other authorized representative of Applicant); in such capacity, I am qualified and authorized to file and verify such application, am personally familiar with the documents filed with this application, and have complied with all the requirements contained in the application; all such statements made and matters set forth therein with respect to Applicant are true and correct. Statements about other parties are made on information and belief. I further state that the application is made in good faith, that notice of its filing was given to all other parties to the transaction, and that this application does not duplicate any filing presently before the Commission.



__________________________________________
                     AFFIANT
    (Applicant's Authorized Representative)

     SUBSCRIBED AND SWORN TO BEFORE ME, a Notary Public in and for the State and County above-named, this _____ day of November, 1995.



__________________________________________
                 Notary Public


                      APPLICATION SCHEDULE-2

                                to

        APPLICATION OF SOUTHWESTERN PUBLIC SERVICE COMPANY
          REGARDING PROPOSED BUSINESS COMBINATION WITH
                PUBLIC SERVICE COMPANY OF COLORADO
                  PROPOSED FORM OF PUBLIC NOTICE


                          PUBLIC NOTICE

     On November 9, 1995, Southwestern Public Service Company ("SPS") filed an Application with the Public Utility Commission of Texas ("PUCT") regarding the proposed business combination with Public Service Company of Colorado ("PSCo"). The PUCT is required by Section 1.251 of the Public Utility Regulatory Act of 1995, to investigate this proposal and to determine whether it is consistent with the public interest. The Application seeks a determination by the PUCT that the combination is consistent with the public interest. If the PUCT makes the requested determination and otherwise approves the proposal, SPS will continue to operate as a public utility in Texas and remain under the regulatory authority of the PUCT, but will do so as a wholly-owned subsidiary of M-P New Co., a public utility holding company. SPS is not seeking to change rates in its Application. SPS seeks the PUCT's approval of a regulatory plan proposing: (1) a five-year transition period for the business combination; (2) a 50/50 sharing between SPS and its customers of the non-fuel and non-purchased power operation and maintenance expense savings produced by the business combination over the five-year transition period; (3) amortization of SPS's costs to complete the business combination over the five-year transition period;
(4) an experimental performance based ratemaking plan which incorporates a return-on-equity adder as a function of performance in various service areas; and (5) SPS's customers held harmless from net cost increases resulting from the business combination during the five-year transition period.

     This filing has been assigned Docket No. ____________. Persons who wish to intervene or comment upon these proceedings should notify the Public Utility Commission of Texas as soon as possible, as an intervention deadline will be imposed. A request to intervene or for further information, should be mailed to the Public Utility Commission of Texas, 7800 Shoal Creek Blvd., Austin, Texas 78757. Further information may also be obtained by calling the Public Utility Commission of Texas' Consumer Affairs Office at (512) 458-0256, or (512) 458-0221 for text telephone.
The deadline for intervention in the proceeding is 45 days after the date the Application was filed with the Public Utility Commission of Texas.


                      APPLICATION SCHEDULE-3

                                to

        APPLICATION OF SOUTHWESTERN PUBLIC SERVICE COMPANY
          REGARDING PROPOSED BUSINESS COMBINATION WITH
                PUBLIC SERVICE COMPANY OF COLORADO

                    PROPOSED PROTECTIVE ORDER


                     DOCKET NO. ____________

APPLICATION OF SOUTHWESTERN   )
PUBLIC SERVICE COMPANY        )    PUBLIC UTILITY COMMISSION
REGARDING PROPOSED BUSINESS   )            OF TEXAS
COMBINATION WITH PUBLIC       )
SERVICE COMPANY OF COLORADO   )


                         PROTECTIVE ORDER
     This protective order shall govern the use of all information deemed confidential or highly sensitive by a party responding to discovery requests, including information whose confidentiality is currently under dispute.

     It is ORDERED that:

      1. (a) Any party or person producing or filing a document, including, but not limited to, records stored or encoded on a computer disk or other similar electronic storage medium, in this proceeding may designate that document, or any portion of it, as confidential pursuant to this Protective Order by typing or stamping on its face "PROTECTED MATERIALS PROVIDED PURSUANT TO PROTECTIVE ORDER ISSUED IN DOCKET NO. _______" (hereinafter referred to as "protected materials").

          (b) However, protected materials shall not include any information or document contained in the public files of the Public Utility Commission of Texas (hereinafter referred to as the "PUCT") or any other federal or state agency, court, or local government authority subject to the Open Records Act. Protected materials also shall not include documents or information which at the time of, or prior to, disclosure in these proceedings is or was public knowledge, or which becomes public knowledge other than through disclosure in violation of this Protective Order.

      2. A "party" is a party to this docket, including the General Counsel and the PUCT Staff.

      3. Except as otherwise provided in this paragraph, a party shall be permitted access to protected materials only through its authorized representatives. "Authorized representatives" of a party include its counsel of record in this proceeding and associated attorneys, paralegals, engineers, economists, statisticians, accountants, consultants, or other persons employed or retained by the party and directly engaged in these proceedings, provided the person has signed the certification required by Paragraph 4.

     The term "Highly Sensitive Protected Materials" is a subset of "protected materials" and refers to information which a responding party claims includes (a) the prices, economics, terms or conditions of capacity or energy contracts, proposals, or opportunities; (b) securities, dividend, or competitively-sensitive financial information, or (c) other highly sensitive information, so that access to such information by employees of the reviewing party would expose the responding party to an unreasonable risk of harm. Documents so classified by a producing party shall bear the designation "HIGHLY SENSITIVE PROTECTED MATERIALS PROVIDED PURSUANT TO PROTECTIVE ORDER ISSUED IN DOCKET NO. _____."

     Highly Sensitive Protected Materials shall be made available for inspection only at the Austin, Texas, address specified pursuant to Paragraph 6, unless they are a part of a response that exceeds eight linear feet in length, in which case they shall be made available for inspection only at the place where the documents are located in accordance with P.U.C. PROC. R. 22.144(h)(3). No copies shall be made of any Highly Sensitive Protected Materials.

     The General Counsel's authorized representatives shall be allowed: to make handwritten notes of Highly Sensitive Protected Materials; to use data contained in Highly Sensitive Materials for analyses; and, as provided in Paragraph 8, to present testimony and related exhibits concerning Highly Sensitive Protected Materials. Other persons authorized to view Highly Sensitive Protected Materials may make limited handwritten notes of Highly Sensitive Protected Materials, provided that the notes are restricted to a description of the document and a general characterization of its subject matter; handwritten notes shall not include any information contained in Highly Sensitive Protected Materials. With the exception of the General Counsel, the authorized representatives for the purpose of access to Highly Sensitive Protected Materials must be persons who are either outside counsel for the reviewing party or who are outside consultants for the reviewing party working under the direction of the reviewing party's counsel. General Counsel's authorized representatives for the purpose of access to these materials shall consist of its counsel of record in this docket and associated attorneys, paralegals, engineers, economists, statisticians, accountants, consultants, or other persons employed or retained by General Counsel and directly engaged in this docket.

      4. Each person who inspects the protected materials shall, before such inspection, agree in writing to the following certification:

          I certify my understanding that the protected materials are provided to me pursuant to the terms and restrictions of the Protective
          Order in Public Utility Commission of Texas
          Docket No. _____, and that I have been given a copy of it and have read the Protective
          Order and agree to be bound by it.  I
          understand that the contents of the protected materials, any notes, memoranda, or any other form of information regarding or derived from the protected materials shall not be disclosed to anyone other than in accordance with the Protective Order and shall be used only for the purpose of the proceeding in Docket No. _____. I acknowledge that the obligations imposed by this certification are pursuant to an order of the Public Utility
          Commission of Texas. Provided, however, if the information contained in the protected materials is obtained from independent sources, the understanding stated herein shall not apply.


     A copy of each signed certification shall be provided to counsel for the party asserting confidentiality. Except for Highly Sensitive Protected Material, any authorized representative may disclose protected materials to any other person who is an authorized representative or is qualified to be an authorized representative, provided that, if the person to whom disclosure is to be made has not executed and provided for delivery of a signed certification to the party asserting confidentiality, the certification shall be executed prior to any disclosure. In the event that any authorized representative to whom protected materials are disclosed ceases to be engaged in these proceedings, access to protected materials by that person shall be terminated, and all notes or memoranda or other information derived from protected material shall be destroyed or returned to the party on whose behalf that person was acting.
Any person who has agreed to the foregoing certification shall continue to be bound by the provisions of this Protective Order for the duration thereof, even if no longer engaged in these proceedings.

     Parties asserting confidentiality shall maintain a list of persons who sign a certification pursuant to this paragraph and provide a copy of this list to the other parties and provide revised lists when persons are added to or deleted from the list.

      5. Except for Highly Sensitive Protected Materials and voluminous protected materials, the party asserting confidentiality shall provide a party one copy of the protected materials. Except for Highly Sensitive Protected Materials, a party may make further copies of protected materials for use in this proceeding pursuant to this Protective Order, but a record shall be maintained as to the documents reproduced and the number of copies made, and upon request, the party shall promptly provide the party asserting confidentiality a copy of that record. Parties may take handwritten notes or derive other information from the protected materials provided in response to this Paragraph 5, subject to the conditions of Paragraphs 3 and 7.

     6. (a) Voluminous protected materials shall be made available for inspection between the hours of 9:00 a.m. and 4:30 p.m., Monday through Friday (except holidays), as provided in P.U.C. PROC. R. 22.144(h). A party shall notify the other parties of the precise address in Austin, Texas, at which voluminous data of less than eight linear feet will be produced simultaneously with the production of such data.

     The protected materials may be reviewed only during the "reviewing period," which shall commence upon issuance of this Protective Order and continue until conclusion of the evidentiary record in this proceeding.

          (b) Subject to Paragraphs 3 and 7, parties may take handwritten notes regarding the information contained in protected materials made available for inspection pursuant to Paragraph 6(a), or they may make photographic or mechanical copies of the protected materials. Only one copy of the materials designated in the notice shall be reproduced. Parties shall make a diligent, good-faith effort to limit the amount of photographic or mechanical copying requested to only that which is appropriate for purposes of this proceeding. Notwithstanding the foregoing provisions of this Paragraph 6(b) but expressly subject to Paragraphs 3 and 7, a party may make further copies of reproduced materials for use in this proceeding pursuant to the Protective Order, but a record shall be maintained as to the documents reproduced and the number of copies made, and upon request, the party shall provide the party asserting confidentiality a copy of that record. Only that information which is relevant to this proceeding may be extracted from these materials.

      7. All protected materials shall be made available to the parties solely for the purpose of this proceeding. Protected materials, as well as a party's notes, memoranda, or other information regarding, or derived from, the protected materials are to be treated confidentially by the parties and shall not be disclosed or used by the party except as permitted and provided in this Protective Order. Information derived from or describing the protected materials shall be maintained in a secure place and shall not be placed in the public or general files of the party except in accordance with the provisions of this Protective Order. A party must take all reasonable precautions to insure that the protected materials, including handwritten notes and analyses made from the protected materials, are not viewed or taken by any person other than an authorized representative of the party.

      8. (a) If a party tenders for filing any written testimony, exhibit, brief, or other submission that quotes from protected materials or discloses the confidential content of protected materials, the confidential portion of such testimony, exhibit, brief, or other submission shall be filed and served in sealed envelopes or other appropriate containers endorsed to the effect that they are sealed pursuant to this Protective Order. Such documents shall be marked "PROTECTED MATERIAL" and shall be filed under seal with the presiding officer and served under seal to the parties. The presiding officer may subsequently, on his or her own motion or on motion of a party, issue a ruling respecting whether or not the inclusion, incorporation, or reference to protected materials is such that the written testimony, exhibit, brief, or other submission should remain under seal.

          (b) Any party or person giving testimony in this proceeding may designate that portion of his or her testimony deemed to be confidential material in accordance with Paragraph 1 of this Protective Order by advising the presiding officer of such fact. In that event, the presiding officer shall, on a case-by-case basis, devise procedures which are fair to all parties without unduly burdening the record in this docket.

          (c) All protected materials filed with the PUCT, the presiding officer, or any other judicial or administrative body in support of or as a part of a motion, other pleading, brief, or other document shall be filed and served in sealed envelopes or other appropriate containers.

      9. Each party shall have the right to seek changes in this Protective Order as appropriate from the presiding officer, the PUCT, or the courts.

     10. (a) During the pendency of Docket No. _____ at the PUCT, if a party wishes to disclose protected materials to any person to whom disclosure is not authorized by this Protective Order, or wishes to have changed the designation of certain information or material as protected materials by alleging, for example, that such information or material has entered the public domain, such party shall first file and serve on all parties written notice of such proposed disclosure or request for change in designation, identifying with particularity each of such protected materials. If the party asserting confidentiality wishes to contest such proposed disclosure or request for change in designation, that party shall file with the PUCT its objection to such proposal, with supporting sworn affidavits, if any, and may file a request for a prehearing conference, within five (5) working days after receiving such notice of proposed disclosure or request for change in designation. Failure of that party to file such an objection or request within this period shall be deemed a waiver of objection to the proposed disclosure or request for change in designation. Responses to such an objection, with supporting affidavits, if any, shall be filed within five (5) working days after receipt of the objection. If the party seeking to prevent disclosure wishes to submit the material in question for in-camera inspection, it shall do so no later than five (5) working days after filing its objection to disclosure. If that party files such an objection, the presiding officer will determine whether the proposed disclosure or change in designation is appropriate. The burden is on the party asserting confidentiality to show that such proposed disclosure or change in designation should not be made.

     If the presiding officer determines that such proposed disclosure or change in designation should be made, disclosure shall not take place earlier than five (5) days after such determination to permit the opportunity for appeal. No party waives any right to seek additional administrative or judicial remedies concerning such presiding officer's ruling. As long as the period for filing the pleadings described above for consideration by the presiding officer or for challenging the determination of the presiding officer has not expired and while a challenge is pending, the protected materials shall maintain the confidential treatment and status provided for in this Protective Order.

          (b) If a party appeals the presiding officer's order, to permit the opportunity for further appeal all protected materials shall be afforded the confidential treatment and status provided for in this Protective Order for a period of ten (10) working days from: (i) the date of an unfavorable order from the PUCT, or (ii) if the PUCT does not rule on the appeal of the presiding officer's order, the date the appeal of the presiding officer's order is overruled by operation of law. Nothing in this provision, however, shall preclude a party from seeking and obtaining an appropriate order continuing the protection of the challenged materials during the pendency of any appeal.

          (c) No later than four (4) working days before the hearing in this docket begins, every party intending to offer into evidence a document or part of a document claimed to be confidential shall so indicate by written filing, listing all such documents or portions thereof. On the first day of the hearing, each party shall bring to the hearing room a copy of all documents or excerpts thereof indicated on that party's list.
The confidential status of such documents or excerpts, as well as of any pre-filed testimony submitted under seal, and appropriate procedures relating to such materials, will be considered at the hearing on the merits.

     11. Nothing in this Protective Order shall be construed as precluding any party from objecting to the use of protected materials on grounds other than confidentiality, including the lack of required relevance. Nothing in this Protective Order shall be construed as an agreement by any party that the protected materials are entitled to confidential treatment.

     12. All notices, applications, responses, or other correspondence shall be made in a manner which protects protected materials from unauthorized disclosure.

     13. Each party must, no later than thirty (30) days following conclusion of these proceedings, return to the party asserting confidentiality or destroy all copies of the protected materials provided by that party pursuant to this Protective Order and all copies reproduced by a reviewing party pursuant to Paragraph 5 or 6(b), and counsel for each party must provide to the party asserting confidentiality a verified certification that, to the best of his or her knowledge, information, and belief, all copies of notes, memoranda, and other documents regarding or derived from the protected materials (including copies of protected materials) that have not been so returned, if any, have been destroyed, other than notes, memoranda, or other documents which contain information in a form which, if made public, would not cause disclosure of protected materials. Promptly following the conclusion of these proceedings, counsel for the party asserting confidentiality will send a written notice to all other parties, reminding them of their obligations under this paragraph. Nothing in this paragraph shall prohibit counsel for each party from retaining two (2) copies of any filed testimony, brief, motion for rehearing, or other pleading which refers to the protected materials provided that any such protected materials retained by counsel shall remain subject to the provisions of this Protective Order. As used in this paragraph, "conclusion of these proceedings" refers to the exhaustion of available appeals, or the running of the time for the making of such appeals, as provided by applicable law.

     14. This Protective Order is subject to the requirements of the Open Records Act, the Open Meetings Act, and any other applicable law, provided that parties subject to those acts will give the party asserting confidentiality notice, if possible under those acts, prior to disclosure pursuant to those acts.


     SIGNED AT AUSTIN, TEXAS, the _____ day of
____________________, 1995.


_________________________________________
               ADMINISTRATIVE LAW JUDGE